1. Name and Address of Reporting Person
   Chandler, Jr., Theodore L.
   LandAmerica Financial Group, Inc.
   P. O. Box 27567 (23261-7567)
   101 Gateway Centre Parkway, Gateway One
   Richmond, VA 232355153
   USA
2. Issuer Name and Ticker or Trading Symbol
   Hilb, Rogal and Hamilton Company (HRH)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   9/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                                                                              18284            D
Common Stock                       09/30/2002 A             31.23       A      $41.2500   14404.73         I           Deferred
                                                                                                                       Plan, Held in
                                                                                                                       Trust
Common Stock                                                                              8674             I           Custodial/UGM
                                                                                                                       A/Trustee

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $5.938                                               05/03/2005 Common                      4000     D
(Right to buy)                                                                 Stock
Stock Options  $6.063                                               05/04/2004 Common                      4000     D
(Right to buy)                                                                 Stock
Stock Options  $6.813                                               05/07/2007 Common                      4000     D
(Right to buy)                                                                 Stock
Stock Options  $6.875                                               05/08/2006 Common                      4000     D
(Right to buy)                                                                 Stock
Stock Options  $7.563                                               05/05/2003 Common                      4000     D
(Right to buy)                                                                 Stock
Stock Options  $8.813                                               05/06/2008 Common                      10000    D
(Right to buy)                                                                 Stock
Stock Options  $10.813                                              06/09/2009 Common                      10000    D
(Right to buy)                                                                 Stock
Stock Options  $14.375                                              05/03/2010 Common                      10000    D
(Right to buy)                                                                 Stock
Stock Options  $19.875                                              05/02/2011 Common                      10000    D
(Right to buy)                                                                 Stock
Stock Options  $38.45                                               05/08/2009 Common                      10000    D
(Right to buy)                                                                 Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Theodore L. Chandler, Jr.

DATE
10/01/2002